[Letterhead of Quality Food Centers]

                                                                            News
                                                                         Release
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For Immediate Release

     ANALYST CONTACT:                           MEDIA CONTACT:
       Marc Evanger                               MWW/Savitt
       Vice President and CFO                     Rosanne Marks
       (206) 462-2177                             (206) 588-8505

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                       QFC COMPLETES ACQUISITION OF HUGHES
                      MARKETS, INC. AND RELATED FINANCINGS

     BELLEVUE, WA - March 25, 1997 - Quality Food Centers, Inc. ("QFC" or the "Company") (NYSE:XQ) today announced that on March 19, 1997 it closed its merger with Hughes Markets, Inc. (Hughes) and related financings.

     Hughes operates 57 supermarkets in Southern California averaging 37,000 square feet in the counties of Los Angeles, Orange, Riverside, San Bernardino, and Ventura. Hughes, founded in 1952, is headquartered in Irwindale and employs more than 5,000 people. Hughes shares QFC's focus on providing a broad selection of high-quality perishables and superior customer service as well as competitive pricing. Hughes supplies the majority of its stores through a modern 600,000 square foot distribution center which it owns and operates.

     Christopher A. Sinclair, QFC president and chief executive officer said, "The merger of these two companies provides us with a great opportunity to design and build a well-positioned, multi-regional business - one that utilizes the best of both companies to achieve distinction in product offerings and customer service, and improving operating practices, systems and buying at each company. We view Hughes, our first out-of-market acquisition, as an excellent strategic fit and a great platform for future growth in the attractive Southern California market. We look forward to working with the entire Hughes team to build on the momentum of two outstanding operations."

     The terms of the financings included: (i) the public sale of 5,175,000 shares of the Company's common stock at a public offering price of $39.00 per share for net proceeds to the Company of $193.2 million; (ii) the private placement of $150 million aggregate principal amount of 8.70% Senior Subordinated Notes for net proceeds to the Company of $146.25 million and (iii) borrowings of $250 million under a new credit facility (initial interest rate of IBOR plus 0.875%). The new $600 million credit facility consists of a $250 million
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term loan facility, a $125 million revolving credit facility and a $225 million acquisition reducing revolving credit facility. The combined proceeds were used to pay the $358.8 million cash purchase price for Hughes, refinance the $197.5 million outstanding under the Company's prior credit facility and pay expenses associated with the financings. Approximately $30 million of the proceeds will be used for general corporate purposes.

According to Marc Evanger, vice president and chief financial officer, "We are very pleased with the results of our financing. This leaves the Company well capitalized with a comfortable level of leverage, and significant available capital as we continue to pursue our growth strategies."

The Company's first quarter of 1997 ended on March 22, 1997 and will include five weeks of results of Keith Uddenberg, Inc. (KUI), four days of Hughes' results and the new capital structure. The Company plans to announce its first quarter results on April 15, 1997.

QFC is the second largest supermarket chain in the Seattle/Puget Sound region of Washington State. QFC has served this area for 41 years. With the Hughes and KUI acquisitions, QFC now operates 145 stores and employs more than 10,000 people. QFC's and Hughes' top priority is satisfying the needs of its customers by providing superior service, high-quality perishables and competitive prices at convenient store locations.

Quality Food Centers, Inc. press releases are available at no charge through PR Newswire's Company News On-Call fax service and on PR Newswire's Web site. For a menu of QFC's press releases or to retreive a specific release, call 800-756-5804, extension 134257, or use the Internet at http://www.prnewswire.com/cgi-bin/IIststory?134257^1